Exhibit 99.1

VIANT ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

Adding Industry Leader in Advertising, Media and Technology

IRVINE, Calif. Dec. 9, 2021— Viant Technology Inc. (NASDAQ: DSP), a leading people-based advertising software company, today announced the appointment of Vivian Yang to its board of directors, effective December 7, 2021. Ms. Yang will serve as chair of the Nominating and Governance Committee in addition to serving as a member of the Audit Committee.

“We are pleased to welcome Vivian as a new, independent director to Viant,” said Tim Vanderhook, CEO, Viant. “We look forward to her contributions as we continue to execute our strategy, drive profitability and enhance value for Viant’s shareholders.”

Ms. Yang brings to the board over twenty years of legal experience in advertising, media, and technology, having served in numerous executive positions, including Senior Vice President, Business Affairs, Finance, and Administration at Time Warner Global Media Group and Chief Administrative Officer & General Counsel of RealD Inc. Ms. Yang most recently served as The Trade Desk’s Chief Legal Officer and led the legal and governance aspects of its evolution as a public company.

“I’m delighted to have the opportunity to join the board of directors at Viant,” said Vivian Yang. “I appreciate the board’s confidence in me and could not be more excited to collaborate with the team in guiding Viant’s continued success at such a pivotal point for the advertising and technology industry.”

About Viant

Viant® is a leading people-based advertising software company that enables marketers and their agencies to centralize the planning, buying, and measurement of their advertising investments across most channels. Viant’s self-service Demand Side Platform (DSP), Adelphic®, is an enterprise software platform enabling marketers to execute programmatic advertising campaigns across Connected TV, Linear TV, mobile, desktop, audio, and digital out-of-home channels. Viant’s Identity Resolution capabilities have linked 115 million U.S. households to more than 1 billion connected devices and are combined with access to more than 280,000 audience attributes from more than 70 people-based data partners. Viant is an Ad Age 2021 Best Places to Work award winner and the Adelphic DSP is featured on AdExchanger’s 2021 Programmatic Power Players list. To learn more, visit viantinc.com and adelphic.com or follow us on Facebook, Twitter, Instagram, LinkedIn, and YouTube.

Media Contact:

Karen Castillo-Paff

kpaff@viantinc.com